Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 8627	(212) 355-4449 ext. 8603
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FISCAL YEAR AND FOURTH QUARTER 2018 FINANCIAL RESULTS

OCC® Achieves the Highest Annual Net Sales in Company History

Double-Digit Growth in Net Sales and Gross Profit

in Fiscal 2018 and the Fourth Quarter

ROANOKE, Va., December 19, 2018 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for fiscal year 2018 and its fourth quarter ended October 31, 2018.

Fiscal Year 2018 Financial Results

OCC® grew consolidated net sales 37.0% to $87.8 million in fiscal year 2018—the highest annual net sales in Company history—achieving gross profit growth of 34.0% and increased profitability for the year. The Company’s net sales for fiscal year 2017 was $64.1 million.

The Company increased net sales in its specialty markets in fiscal year 2018, compared to fiscal year 2017, particularly in its wireless carrier and military markets. This increase was partially offset by a decrease in net sales in the Company’s enterprise markets.

OCC’s increase in net sales during fiscal year 2018 when compared to fiscal year 2017 was driven primarily by significant orders from one customer with whom OCC has done business for a number of years.

Optical Cable Corp. – Fourth Quarter 2018 Earnings Release

OCC’s gross profit grew 34.0% to $27.9 million in fiscal year 2018, compared to gross profit of $20.8 million in fiscal year 2017. Gross profit margin was 31.7% in fiscal year 2018 compared to 32.4% for fiscal year 2017, primarily due to changes in fiber optic cable product mix including hybrid cables.

SG&A expenses as a percentage of net sales were 29.8% in fiscal year 2018, compared to 34.3% in fiscal year 2017, as OCC benefited from its operating leverage. The Company experiences positive operating leverage when certain SG&A expenses are spread over higher consolidated net sales levels. OCC reported that SG&A expenses were $26.1 million during fiscal year 2018, an increase of 18.9% when compared to $22.0 million for fiscal year 2017. The increase in SG&A expenses was primarily the result of increases in employee related costs including employee incentives and commissions, which increased due to increased net sales and the improved financial results during fiscal year 2018.

OCC recorded net income of $1.1 million, or $0.14 per basic and diluted share, for fiscal year 2018, compared to a net loss of $1.7 million, or $0.27 per basic and diluted share, for fiscal year 2017.

Fourth Quarter 2018 Financial Results

Consolidated net sales increased 17.8% to $20.3 million in the fourth quarter of fiscal year 2018, compared to net sales of $17.2 million in the fourth quarter of fiscal year 2017.

The Company increased net sales in its specialty markets in the fourth quarter of fiscal year 2018, compared to the same period last year, particularly in its wireless carrier market. This increase was partially offset by a decrease in net sales in the Company’s enterprise markets.

Gross profit increased 32.7% to $6.7 million in the fourth quarter of fiscal year 2018, compared to gross profit of $5.0 million in the same period last year. Gross profit margin, or gross profit as a percentage of net sales, was 32.9% in the fourth quarter of fiscal year 2018 compared to 29.2% for the same period in fiscal year 2017, primarily due to changes in fiber optic cable product mix.

SG&A expenses were $6.8 million during the fourth quarter of fiscal year 2018, an increase of 24.8% compared to $5.5 million for the fourth quarter of fiscal year 2017. SG&A expenses as a percentage of net sales were 33.6% in the fourth quarter of fiscal year 2018, compared to 31.7% during the same period last year. The increase in SG&A expenses was primarily the result of increases in employee related costs including employee incentives and commissions, which increased due to increased net sales and the improved financial results during the fourth quarter of fiscal year 2018.

For the fourth quarter of fiscal year 2018, OCC recorded a net loss of $350,000, or $0.05 per basic and diluted share, compared to a net loss of $589,000, or $0.09 per basic and diluted share, for the fourth quarter of fiscal year 2017.

Optical Cable Corp. – Fourth Quarter 2018 Earnings Release

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “At the beginning of our fiscal year we set aggressive growth goals, and we are pleased to have met and exceeded all of them. Our record net sales in fiscal year 2018, and solid gross profit and profitability, reflect the strength of our product offering, our team, and our continuing focus on operational efficiency. We continue to see strong demand for our comprehensive suite of innovative and integrated solutions—particularly in our specialty markets.”

Mr. Wilkin concluded, “We are excited about the opportunities we see for OCC in 2019 and beyond as we continue to execute on our growth strategies and implement marketing initiatives in targeted markets. We will also continue efforts to enhance productivity and reduce costs. Looking ahead, we are confident in our ability to deliver enhanced shareholder value by meeting the needs of our customers and diverse end-user base.”

Conference Call Information

As previously announced, OCC will host a conference call today, December 19, 2018, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 in the U.S. or (973) 935-2840 internationally, passcode 2875789. For interested individuals unable to join the call, a replay will be available through Wednesday, December 26, 2018 by dialing (800) 585-8367 or (404) 537-3406, passcode 2875789. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high quality products which operate as a system solution or seamlessly integrate with other providers’ offerings.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And, OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Optical Cable Corp. – Fourth Quarter 2018 Earnings Release

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Fourth Quarter 2018 Earnings Release

OPTICAL CABLE CORPORATION

Condensed CONSOLIDATED Statements OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended		Fiscal Year Ended
	October 31,		October 31,

	2018	2017	2018	2017

Net sales	$20,273	$17,207	$87,828	$64,093
Cost of goods sold	13,612	12,188	59,955	43,295

Gross profit	6,661	5,019	27,873	20,798

SG&A expenses	6,802	5,452	26,131	21,969
Royalty (income) expense, net	(3)	11	(33)	120
Amortization of intangible assets	9	7	35	26

Income (loss) from operations	(147)	(451)	1,740	(1,317)

Interest expense, net	(133)	(131)	(608)	(523)
Other, net	(81)	(14)	(80)	96
Other expense, net	(214)	(145)	(688)	(427)

Income (loss) before income taxes	(361)	(596)	1,052	(1,744)

Income tax benefit	11	7	17	5

Net income (loss)	$(350)	$(589)	$1,069	$(1,739)

Net income (loss) per share:
Basic and diluted	$(0.05)	$(0.09)	$0.14	$(0.27)

Weighted average shares outstanding:
Basic and diluted	6,667	6,494	7,593	6,547

--MORE--

Optical Cable Corp. – Fourth Quarter 2018 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	October 31, 2018	October 31, 2017
Cash	$177	$891
Trade accounts receivable, net	12,833	8,941
Inventories	17,475	16,781
Other current assets	562	490
Total current assets	31,047	27,103
Non-current assets	12,051	13,036
Total assets	$43,098	$40,139

Current liabilities	$7,028	$4,197
Non-current liabilities	9,259	12,253
Total liabilities	16,287	16,450
Total shareholders’ equity	26,811	23,689
Total liabilities and shareholders’ equity	$43,098	$40,139

###